SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box
☐ Preliminary Proxy Statement
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
The Andersons, Inc.
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
March 19, 2007
Dear Shareholder:
          You are cordially invited to attend the Annual Meeting of shareholders that will be held on Friday, May 11, 2007, at 8:00 a.m., local time, at The Andersons’ Headquarters Building, 480 West Dussel Drive, Maumee, Ohio 43537.
          This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda, and how to vote your proxy and procedures for the meeting. It also describes how the board operates and gives you information about our director candidates. A form of proxy for voting at the meeting and our 2006 annual report to shareholders are included with this booklet.
          It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. I urge you to vote your proxy as soon as possible so that your shares may be represented at the meeting. If you attend the Annual Meeting, you may revoke your proxy in writing and vote your shares in person, if you wish.
          I look forward to seeing you on May 11th.
Sincerely,
/s/ Richard P. Anderson
Richard P. Anderson
Chairman, Board of Directors

THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 11, 2007
Time:	8:00 A.M., Local Time
Place:	The Andersons’ Headquarters Building
480 West Dussel Drive
Maumee, Ohio 43537
Matters to be voted upon:
1.	The election of ten directors to hold office for a one-year term.

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2007.

3.	Any other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.
Holders of record of The Andersons, Inc. Common Shares as of the close of business on March 12, 2007 will be entitled to vote at the Annual Meeting.

By order of the Board of Directors

Maumee, Ohio
March 19, 2007	/s/ Naran U. Burchinow

Naran U. Burchinow
Secretary
Your vote is important. Whether or not you plan to attend the Annual Meeting in person and regardless of the number of shares you own, please vote your shares by proxy, either by mailing the enclosed proxy card or, by telephone or via the Internet. If you attend the Annual Meeting, you may revoke your proxy in writing and vote your shares in person, if you wish.

THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
PROXY STATEMENT

Annual Meeting of Shareholders
May 11, 2007
Introduction
     The Board of Directors is soliciting your proxy to encourage your participation in the voting at the Annual Meeting and to obtain your support on each of the proposals. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. This proxy is being mailed to shareholders on or about March 19, 2007.
This Proxy Solicitation
     Included in this package are, among other things, the proxy card and this proxy statement. The proxy card and the identification number on it are the means by which you authorize another person to vote your shares in accordance with your instructions.
     This proxy statement provides you with information about the proposals and about The Andersons, Inc. (the “Company”) that you may find useful in deciding how to vote. After this introduction, you will find the following seven sections:
•	Voting

•	Proposals

•	Board of Directors

•	Appointment of Independent Registered Public Accounting Firm

•	Share Ownership

•	Executive Compensation

•	Other Information
The Annual Meeting
     As shown on the Notice of Annual Meeting, the Annual Meeting will be held on Friday, May 11, 2007, at 8:00 a.m., local time at The Andersons’ Headquarters Building in Maumee, Ohio. The Company’s Code of Regulations requires that a majority of our Common Shares be represented at the Annual Meeting, either in person or by proxy, in order to transact business.
     Abstentions and broker non-votes (proxies held in street name by brokers that are not voted on all proposals) will be treated as present for purposes of determining whether a majority is represented.

     There were no shareholder proposals submitted for the Annual Meeting. We must receive any shareholder proposals for the 2008 Annual Meeting at our principal offices in Maumee, Ohio by December 31, 2007.
Common Shares Outstanding
     On March 12, 2007, The Andersons, Inc. had issued and outstanding 17,783,053 shares of common stock.
Voting
     You are entitled to one vote at the Annual Meeting for each Common Share of The Andersons, Inc. that you owned of record as of the close of business on March 12, 2007.
How to Vote Your Shares
     You may vote your shares at the Annual Meeting by proxy or in person. Even if you plan to attend the meeting, we urge you to vote in advance. If your shares are recorded in your name, you may cast your vote in one of these four ways:
•	Vote by telephone: You can vote by phone at any time by calling the toll-free number (for residents of the U.S.) listed on your proxy card. To vote, enter the control number listed on your proxy card and follow the simple recorded instructions. If you vote by phone, you do not need to return your proxy card.

•	Vote by mail: If you choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

•	Vote via the Internet: You can vote via the Internet by accessing the following website – www.investorvote.com. Follow the simple instructions and be prepared to enter the code listed on your proxy card. If you vote via the Internet, you do not need to return your proxy card.

•	Vote in person at the Annual Meeting.
     Shareholders who hold their shares beneficially in street name through a nominee (such as a bank or a broker) may be able to vote by telephone or the Internet, as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.
     When you vote by proxy, the shares you hold will be voted in accordance with your instructions. Your proxy vote will direct the designated persons (known as “proxies”) to vote your shares at the Annual Meeting in accordance with your instructions. The Board has designated Matthew C. Anderson, Naran U. Burchinow and Dale W. Fallat to serve as the proxies for the Annual Meeting.
How to Revoke Your Proxy
     You may revoke your proxy at any time before it is exercised by any of the following means:
•	Notifying Naran U. Burchinow, our Corporate Secretary, in writing prior to the Annual Meeting;

•	Submitting a later dated proxy card or telephone vote; or

•	Attending the Annual Meeting and revoking your proxy in writing. Your attendance at the Annual Meeting will not, by itself, revoke a proxy.
Voting at the Annual Meeting
     Your shares will be voted at the meeting as directed by the instructions on your proxy card or voting instructions if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the Annual Meeting, and (4) you did not validly revoke your proxy prior to the meeting.
The Board’s Recommendations
     If you send a properly executed proxy without specific voting instructions, the designated proxies will vote your shares for the election of the nominated directors and the ratification of the independent registered public accounting firm.
Votes Required to Approve Each Item
     The Company’s Code of Regulations also states that the nominees for director receiving the greatest number of votes shall be elected. Therefore, abstentions and broker non-votes will not count as a vote for or against the election of directors. The ratification of the independent registered public accounting firm requires a majority of the common shares present and eligible to vote. A broker non-vote or abstention will count as a vote against this proposal.
Where to Find Voting Results
     We will announce the voting results at the Annual Meeting and will publish the voting results in the Company’s Form 10-Q for the second quarter ended June 30, 2007. We will file that Form 10-Q with the Securities and Exchange Commission sometime in August 2007.
Proposals
     The Governance / Nominating Committee and the Board, including all independent directors, have nominated ten directors each for a one-year term. The Audit Committee has hired and the Board has approved PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007 and recommends that you vote for their ratification.
Election of Directors
     The Board of Directors is currently comprised of ten directors. The Governance / Nominating Committee and Board of Directors have nominated and recommend the election of each of the nominees listed below. Each Director that is elected will serve until the next Annual Meeting or until their earlier removal or resignation. Each of the nominees listed is currently a Director of the Company. The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute, unless the Board of Directors reduces the number of directors as provided for in the Company’s Code of Regulations.

     Directors will be elected at the Annual Meeting by a plurality of the votes cast at the Annual Meeting by the holders of shares represented in person or by proxy. There is no right to cumulative voting as to any matter, including the election of directors.
     The following is a brief biography of each nominee. Information as to their ownership of the Common Shares can be found in the “Share Ownership” section at page 11. All information provided is current as of March 12, 2007, the record date for shareholders entitled to vote at the Annual Meeting.

		Principal Occupation, Business Experience
Name	Age	and Other Directorships	Director Since
Michael J. Anderson	55	President and Chief Executive Officer since January 1999, President and Chief Operating Officer from 1996 through 1998, Vice President and General Manager of the Retail Group from 1994 until 1996 and Vice President and General Manager Grain Group from 1990 through 1994. Chairman of Interstate Bakeries Corporation. Director of FirstEnergy Corp. and Fifth Third Bank, Northwest Ohio.	1988

Richard P. Anderson	77	Chairman of the Board since 1996, Chief Executive Officer from 1987 to 1998, Managing Partner from 1984 to 1987, general partner and member of Managing Committee from 1947 to 1987.	1987

John F. Barrett	57	Chairman, President and Chief Executive Officer of The Western and Southern Financial Group, previously President and Chief Operating Officer and Executive Vice President and Chief Financial Officer. Director of Convergys Corp., Inc. and Fifth Third Bancorp.	1992

Robert J. King, Jr.	51	Managing Director, Financial Stocks, Inc. since 2006. Formerly Managing Director, Western Reserve Partners LLC, Regional President of Fifth Third Bank from 2002 through 2004 and Chairman, President and Chief Executive Officer of Fifth Third Bank (Northeastern Ohio) from 1997 through 2002. Director of Shiloh Industries, Inc. and MTD Holdings, Inc.	2005

Paul M. Kraus	74	Of counsel to the Toledo, Ohio law firm of Marshall & Melhorn, LLC, member since 1962.	1988

Donald L. Mennel	60	President and Treasurer of The Mennel Milling Company since 1984. Served as a member of the Federal Grain Inspection Service Advisory Board and a past chairman of the Eastern Soft Wheat Technical Board.	1998

		Principal Occupation, Business Experience
Name	Age	and Other Directorships	Director Since
David L. Nichols	65	Past President and Chief Operating Officer of Macy’s South, a division of Federated Department Stores, Inc. from 2000 through 2005, previously Chairman and Chief Executive Officer of Mercantile Stores, Inc. Director of R. G. Barry Corporation. Past director of the Federal Reserve Bank, Cleveland, Ohio.	1995

Sidney A. Ribeau	59	President of Bowling Green State University since 1995. Previously Vice President for Academic Affairs at California State Polytechnic University, Pomona, California. Director of Worthington Industries, Inc. and Convergys Corp., Inc.	1997

Charles A. Sullivan	71	Past Chairman of the Board and former Chief Executive Officer of Interstate Bakeries Corporation. Past director of UMB Bank of Kansas City, Missouri. Advisory director of Plaza Belmont, LLC.	1996

Jacqueline F. Woods	59	Retired President of Ameritech Ohio (subsequently renamed AT&T Ohio). Director of The Timken Company and School Specialty, Inc.	1999
Certain Relationships, Legal Proceedings and Related Party Transactions
     Richard P. Anderson and Paul M. Kraus are brothers-in-law. Michael J. Anderson is a nephew of Richard P. Anderson and Paul M. Kraus.
     Charles A. Sullivan was formerly Chairman and Chief Executive Officer of Interstate Bakeries Corporation, which filed for Chapter 11 reorganization under the federal bankruptcy code on September 22, 2004. Mr. Sullivan’s last date of service as an executive officer of that company was September 30, 2002, which places the filing within the five year proxy disclosure requirement for bankruptcy filings. Michael J. Anderson is Chairman of Interstate Bakeries Corporation.
     Certain Real Estate Transactions Prior to June 2006, Richard P. Anderson and Paul M. Kraus each leased the land and home in which they live from the Company pursuant to lifetime leases that were granted in 1978 by the predecessor entity to The Andersons, Inc. Thomas H. Anderson, who had served as a director until his death in November 2006, also was a lifetime lessee of his home. Their lease payments were based on the fair market rental value of the properties over their projected lifetimes, and were fully paid by such Directors in a single lump sum in 1978. Following discussion with such Directors, the Company offered to sell to each of them their respective land and homes, based on their current fair market value. Such a sale would terminate the leases and give those Directors fee simple ownership of their homes.
     Pursuant to Ohio law, the matter was referred to the independent Directors of the Company. The independent Directors retained outside independent counsel, and a third party architect and real estate professional to advise them. The independent Directors determined that it was not in the best interests of the Company to continue to own these parcels of residential real estate, or to serve as a landlord. The independent Directors commissioned appraisals of the parcels from an independent real estate appraiser, whose methodology was then reviewed and approved by a second independent real estate appraiser. The independent Directors then concluded that Thomas H. Anderson, Richard P. Anderson and Paul M. Kraus would be offered the opportunity to purchase their homes at such fair market values, net of the value of their lifetime leaseholds, which, as described above, such Directors already owned. The value of the lifetime leaseholds was determined by independent counsel by reference to the Directors’ and surviving spouses’ life expectancies, based upon Internal Revenue Code actuarial tables. The sales were consummated in the second quarter of 2006.
     A limited number of adjacent land parcels for residential homesites are expected to be sold. The independent Directors were advised that local zoning laws and prevailing land uses made sale of the parcels as residential properties the most practical and easily disposable use of the properties. Appraisals of the fair market value were also obtained for those parcels by the same process. Relatives of the three Directors (certain of whom are also officers and/or employees of the Company) were advised that such parcels may soon be available for sale, at the appraised fair market values. Offers to purchase two of the three parcels at such fair market value were received from such individuals and the Company completed one of these sales to John P. Kraus, an employee of the Company and son of Paul M. Kraus, director, in the fourth quarter of 2006. A pending sale to Daniel T. Anderson, President of the Retail Group and son of Richard P. Anderson, director, is expected to close in 2007.
     The Company believes that the sales made during 2006 were on terms no less favorable to the Company than a sale made to unaffiliated persons. In addition, the Company believes that any pending sales, if made, will be on terms no less favorable to the Company than a sale made to unaffiliated persons.
     Certain Transactions with Charitable Foundation The Company contributes a portion of its earnings to charities and The Anderson Foundation, a 501(c)(3) charitable foundation established by the Anderson family. Richard P. Anderson is a trustee of the Anderson Foundation, together with other relatives and Dale Fallat, an officer of the Company. The foundation was not created by the Company, nor does the Company have a formal role in its governance. For 2006, the Foundation received $1.3 million from the Company.
     Director Medical Insurance – Richard P. Anderson and Paul M. Kraus receive medical coverage consistent with retirees of the Company. Richard P. Anderson is a recent retiree. Paul M. Kraus is the spouse of Carol Anderson Kraus – one of the original general partners of the partnership which was the predecessor entity to the Company. As such, Ms. Kraus (and thereby Paul M. Kraus) had been given the option to participate in the Company’s retiree medical plan. Each pay a portion of the premium cost consistent with other retirees of the Company.
     Review and Approval of Transactions with Related Persons The Governance / Nominating Committee is charged with the review of any transactions with related persons. They may utilize outside legal counsel or the Company’s general counsel to provide opinions as to the appropriateness of any potential related party transaction.
     The Board of Directors recommends a vote FOR the election of the ten directors as presented.
Approval of Independent Registered Public Accounting Firm
     The Audit Committee has hired and the Board of Directors has approved PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2007.

     If the shareholders do not ratify this appointment by a majority of the shares represented in person or by proxy at the Annual Meeting, the Audit Committee will consider other independent registered public accounting firms.
     The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.
Other Business
     At the date of this Proxy Statement, we have no knowledge of any business other than the proposals described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting, the proxies will be voted on at the discretion of the proxy holders.
Board of Directors

Committees of the Board
Governance /
Name	Board	Audit	Compensation	Nominating
Michael J. Anderson	X
Richard P. Anderson	X*
John F. Barrett	X		X
Robert J. King, Jr.	X		X
Paul M. Kraus	X
Donald L. Mennel	X	X*		X
David L. Nichols	X	X
Sidney A. Ribeau	X		X*	X
Charles A. Sullivan	X	X		X*
Jacqueline F. Woods	X		X	X

*	Chair
Board Meetings and Committees
     The Board of Directors (the “Board”) held five regular meetings and four special meetings in 2006. Each director attended 75% or more of the 2006 meetings of the Board of Directors and its committees. Each of the Board members attended the Annual Shareholders Meeting held on May 12, 2006.
     Audit Committee: The Audit Committee, among other duties, appoints the independent registered public accounting firm, reviews the internal audit and external financial reporting of the Company, reviews the scope of the independent audit and considers comments by the independent registered public accounting firm regarding internal controls and accounting procedures and management’s response to those comments. The Audit Committee held four regular meetings in 2006.
     The Board has determined that Donald L. Mennel, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined in the federal securities laws. All members of the Audit Committee are independent as defined in the listing standards of the NASDAQ.
     Compensation Committee: The Compensation Committee, comprised solely of four independent directors, reviews the recommendations of the Company’s Chief Executive Officer as to the appropriate compensation that includes base salaries, short-term and long-term compensation, and benefits of the Company’s officers (other than the Chief Executive Officer) and determines the compensation of such officers and the Company’s Chief Executive Officer for the ensuing year. In addition, under the Company’s 2005 Long-Term Performance Compensation Plan, the Compensation Committee reviews, approves and recommends to the Board of Directors grants of equity-based compensation to all participants. The Compensation Committee met three times during 2006: in February, October and December. For more information, see “Executive Compensation — Compensation Discussion and Analysis” beginning on page 13.
     Governance / Nominating Committee: The Governance / Nominating Committee is comprised solely of four independent directors. This Committee met twice in 2006. The Committee recommends to the Board actions to be taken regarding its structure, organization and functioning, selects and reviews candidates to be nominated to the Board, reports to the Board regarding the qualifications of such candidates, and recommends a slate of directors to be submitted to the shareholders for approval and conducts regular meetings of the independent directors without management being present. The Governance / Nominating Committee recommended the election to the Board of each nominee named in this Proxy Statement. The charter for the Governance / Nominating Committee is available at the Company’s website www.andersonsinc.com. All members of the Governance / Nominating Committee are independent as defined in the listing standards of the NASDAQ.
     It is the policy of the Governance / Nominating Committee to consider for nomination as a director any person whose name is submitted by a shareholder, provided that the submission is made prior to December 31 of the year that precedes the next annual meeting of shareholders and provided that the person is willing to be considered as a candidate.
     Each candidate for director is evaluated on the basis of his / her ability to contribute expertise to the businesses and services in which the Company engages, to conduct himself / herself in accordance with the Company’s Statement of Principles, and to contribute to the mission and greater good of the Company. The candidate’s particular expertise, as well as existing Board expertise, is taken into consideration. A candidate’s “independence,” as defined by applicable laws, and the Board’s ratio of independent to non-independent directors is also taken into consideration. Qualifications and specific qualities or skills considered necessary for one or more of the directors to possess include, but are not limited to, the following:
•	Able to serve for a reasonable period of time

•	Multi-business background preferred

•	Successful career in business preferred

•	Active vs. retired preferred

•	Audit Committee membership potential

•	Strategic thinker

•	Leader / manager

•	Agribusiness background, domestic and international

•	Transportation background

•	Retail background

•	Brand marketing exposure
     Submission of names by shareholders is to be made to the Secretary of the Company, at the Company’s Maumee, Ohio address. The Secretary, in turn, submits the names to the Chair of the Governance / Nominating Committee.
     Shareholder Communications to Board: Shareholders may send communications to the Board by writing any of its officers at the Company’s Maumee, Ohio, address or by calling any officer at 419-893-5050 or 800-537-3370. All shareholder communications intended for the Board will be forwarded to the Board members. Shareholders may also obtain additional information about the Company at the Company’s website (www.andersonsinc.com).

Code of Ethics
     The Company has Standards of Business Conduct that apply to all employees, including the principal executive officer, principal financial officer and the principal accounting officer. These Standards of Business Conduct are available on the Company’s website (www.andersonsinc.com). The Company intends to post amendments to or waivers, if any, from its Standards of Business Conduct as relates to the Company’s chief executive officer, principal financial officer or principal accounting officer on its website.
Audit Committee Report
     The Audit Committee of The Andersons, Inc. Board of Directors is comprised of three independent directors and operates under a written charter (included in Appendix A). The Audit Committee appoints, establishes fees to, pre-approves non-audit services provided by, and evaluates the performance of, the Company’s independent registered public accounting firm. The Audit Committee’s appointment of the Company’s independent registered public accounting firm is presented to the shareholders in the annual proxy statement for ratification.
     Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm is responsible for performing an audit of the consolidated financial statements of the Company in accordance with standards established by the Public Company Accounting Oversight Board (PCAOB) and for issuing their reports. The Audit Committee is responsible for monitoring and overseeing these processes.
     In this context, the Audit Committee has met and held discussions with management, the Company’s internal audit manager and the independent registered public accounting firm. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management, the Company’s internal audit manager and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and reviewed all material written communications between the independent registered public accounting firm and management.
     The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
     The Audit Committee has also reviewed the services provided by the independent registered public accounting firm (as disclosed below under the caption “Audit Fees”) when considering their independence.
     Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Donald L. Mennel (chair), David L. Nichols, Charles A. Sullivan
Appointment of Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm
     PricewaterhouseCoopers LLP (“PwC”) served as the Company’s independent registered public accounting firm for the year ended December 31, 2006. The Audit Committee has appointed PwC as the independent registered public accounting firm of the Company for the year ending December 31, 2007.
     Representatives from PricewaterhouseCoopers LLP are expected to attend the meeting. They will have an opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to questions.
Audit Fees
     During 2006, PwC not only acted as the Company’s independent registered public accounting firm but also rendered other services to the Company. The following table sets forth the aggregate fees billed by PwC for audit and tax related services related to 2006 and 2005 and for other services billed in the most recent two years:

Fees	2006	2005
Audit (1)	$1,559,952	$1,306,838
Audit-related	—	—
Tax (2)	120,412	77,243
Other (3)	1,500	1,500

Total	$1,681,864	$1,385,581

(1)	Fees for professional services rendered for the audit of the consolidated financial statements, statutory and subsidiary audits, consents, income tax provision procedures, assistance with review of documents filed with the SEC and the issuance of a comfort letter to underwriters as part of the Company’s registration and issuance of 2.3 million common shares..

(2)	Fees for services related to tax consultations and tax planning projects.

(3)	Annual license fee for technical accounting research software.
Policy on Audit Committee Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
     In accordance with the Securities and Exchange Commission’s rules issued pursuant to the Sarbanes-Oxley Act of 2002, which were effective as of May 6, 2003 and require, among other things, that the Audit Committee pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by the Company’s independent registered public accounting firm. Under this policy, the Audit Committee specifically pre-approves at the beginning of each fiscal year all audit and audit-related services to be provided by the independent registered public accounting firm during that fiscal year within a general budget. The Audit Committee is updated as to the actual billings for these items on a quarterly basis.
     Tax and all other services that are permitted to be performed by the independent registered public accounting firm, but could also be performed by other service providers, require specific pre-approval by the Audit Committee after considering other bids and the impact of these services on auditor independence. If the Audit Committee pre-approves services in these categories by the independent registered public accounting firm, the Audit Committee is updated on a quarterly basis as to the actual fees billed under each project.
     Since May 6, 2003, 100% of the tax and other fees were pre-approved by the Audit Committee. All fees noted above were for full-time, permanent employees of PricewaterhouseCoopers LLP.
Share Ownership
Shares Owned by Directors and Executive Officers
     This table indicates the number of Common Shares beneficially owned as of February 28, 2007. The table displays this information for the group as a whole, for each director individually and for the Named Executive Officers (as defined hereafter).

	Amount and Nature of Shares Beneficially
	Owned as of February 28, 2007
		Aggregate Number Of
		Shares Beneficially		Percent of
Name	Options (a)	Owned		Class (b)

Dennis J. Addis	60,400	28,207	(c)	*
Michael J. Anderson	207,000	304,352	(d)	2.8%
Richard P. Anderson	95,776	546,149	(e)	3.6%
John F. Barrett	14,400	32,030		*
Richard R. George	17,800	35,362		*
Robert J. King Jr.	2,000	1,000		*
Paul M. Kraus	14,400	135,860	(f)	*
Donald L. Mennel	10,200	32,776		*
David L. Nichols	6,000	23,487		*
Harold M. Reed	61,000	47,221		*
Sidney A. Ribeau	13,814	17,574		*
Rasesh H. Shah	50,000	42,430		*
Gary L. Smith	17,800	16,311		*
Charles A. Sullivan	14,400	42,082	(g)	*
Jacqueline F. Woods	14,400	16,837		*
All directors and executive officers as a group (21 persons)	686,855	1,648,093		12.6%

(a)	Includes options exercisable within 60 days of February 28, 2007.

(b)	An asterisk denotes percentages less than one percent.

(c)	Includes 1,133 Common Shares owned by Jonathan Addis, Mr. Addis’s son. Mr. Addis disclaims beneficial ownership of such Common Shares. Includes 27,074 Common Shares owned by Dennis J. Addis, Trustee of the Dennis J. and Therese A. Addis Joint Revocable Trust.

(d)	Includes 103,092 Common Shares held by Mrs. Carol H. Anderson, Mr. Anderson’s spouse and 14,814 Common Shares held by Colin J. Anderson, Mr. Anderson’s son. Mr. Anderson disclaims beneficial ownership of such Common Shares.

(e)	Includes 505,622 Common Shares held by Richard P. Anderson, LLC. Richard P. Anderson holds all options on Common Shares. Voting shares of the LLC are held 50% by Richard P. Anderson and 50% by Mrs. Frances H. Anderson, Mr. Anderson’s spouse. Nonvoting shares are held 24.53% each by Mr. Anderson and Mrs. Anderson. Mr. and Mrs. Anderson’s children and grandchildren hold the remaining nonvoting shares. Mr. Anderson disclaims beneficial ownership of such Common Shares.

(f)	Includes 63,300 Common Shares held by Mrs. Carol A. Kraus, Mr. Kraus’s spouse. Mr. Kraus disclaims beneficial ownership of such Common Shares.

(g)	Includes 13,300 Common Shares owned by Charles A. Sullivan Trust.
Share Ownership of Certain Beneficial Owners
     As of March 12, 2007, the Company’s records and other information available from outside sources indicated that there were no stockholders that were beneficial owners of more than five percent of the outstanding shares of the Company’s Common Stock.
Compliance with Section 16(a) of the Securities Exchange Act of 1934
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. In addition, persons that are not executive officers or directors but who beneficially own more than ten percent of Common Shares, must also report under Section 16(a). Copies of all Section 16(a) forms filed by officers, directors and greater-than-10% owners are required to be provided to the Company.
     We have reviewed the reports and written representations from the executive officers and directors. Based on our review, we believe that all filing requirements were met during 2006, except for the following:
•	Dennis J. Addis filed a late Form 4 for acquisitions made through a dividend reinvestment program in prior years;

•	Daniel T. Anderson filed a late Form 4 for a gift made July 31;

•	Daniel T. Anderson filed a late Form 4 for shares gifted to him on October 18;

•	Richard P. Anderson filed a late Form 4 for gifts of shares made July 21;

•	Richard P. Anderson filed a late Form 4 for gifts of shares made November 2;

•	Paul M. Kraus filed a late Form 4 for gifts of shares made in 2002 and sales of shares in 2004;

•	Harold M. Reed filed a late Form 4 for a gift of shares made December 29;

•	Charles A. Sullivan filed a late Form 4 for a gift of shares made March 7; and

•	Thomas L. Waggoner filed a late Form 4 for the vesting of restricted shares on January 1.

Executive Compensation
Compensation Committee Report
     The Compensation Committee has reviewed with management the Compensation Discussion and Analysis which follows, and recommends to the Board of Directors of The Andersons, Inc., that it be included in the Company’s Annual Report on Form 10-K and the Company’s proxy statement. The following Compensation Discussion and Analysis is intended to deliver comprehensive information about the Company’s compensation programs in an understandable, systematic manner.
Compensation Discussion and Analysis
General Principles and Procedures
Compensation Committee’s Role and Responsibilities
     The Compensation Committee reviews all aspects of cash and long-term incentive compensation for executive officers and other key employees and makes recommendations to the Board. Management makes initial recommendations to the Compensation Committee and participates in Compensation Committee discussions. The Compensation Committee then makes recommendations related to the compensation provided to executive officers (including the Named Executive Officers (“NEOs”)) to the Board of Directors for their approval. Management has retained Findley Davies, an independent human resource consulting, actuarial, and administrative services firm based in Toledo, Ohio to assist in the design and development of its compensation policies. Management also retained the Hay Group, global management consultants headquartered in Philadelphia, Pennsylvania, to perform evaluations of executive positions and for benchmark competitive data.
     The Compensation Committee does not currently engage consultants or advisors that are independent from those engaged by management.
Our Philosophy
     Our executive compensation philosophy links executive compensation with improvement in corporate performance and increases in shareholder value. Our Statement of Principles, found on our website at www.andersonsinc.com, provides a firm foundation for our compensation philosophy. The document describes our core beliefs and provides meaningful insight into our philosophy as it relates to profit, personal gain, and the need for a balanced and thoughtful approach.
     One of the guiding principles we apply to the design of our compensation and benefit programs is “a sense of caring and equal treatment” and the avoidance of “excessive symbols of rank and status.” This principle is evident in our approach to executive compensation and benefits. We provide executives and rank and file employees with identical health and welfare benefits. Our retirement programs are designed to treat all employees, including executives, equitably in providing an opportunity to achieve comparable levels of income replacement.
Rewarding Performance and Achieving Objectives
     Our compensation plans and policies are structured to achieve the following goals:
•	Compensation should reflect a balanced mix of short- and long-term components.

•	Short-term cash compensation (which is both base pay and bonuses) should be based on annual Company, business unit, and individual performance.

•	Long-term equity compensation should encourage achievement of the Company’s long-term performance goals and align the interests of executives with shareholders.

•	Executives should build and maintain appropriate levels of Company stock ownership so their interests continue to be aligned with the Company’s shareholders.

•	Compensation levels should be sufficient to attract and retain highly qualified employees.

•	Compensation should reflect individual performance and responsibilities.
The Components of Our Compensation.
     The Company’s executive compensation is comprised of three components:
•	Base salary, paid in cash;

•	Bonuses or “short-term incentive compensation,” paid in cash; and

•	Equity or “long-term incentive compensation,” paid in the form of equity grants as discussed below.
The combined base salary and short-term incentive compensation may be called the Company’s Total Cash Compensation. Total Cash Compensation combined with long-term incentive compensation may be called Total Direct Compensation. We view cash bonuses as short-term incentive compensation, and equity as the Company’s long-term incentive compensation. They are described in greater detail below.
2006 Executive Compensation Components
Benchmarking
     For all salaried positions, including our NEOs, we compare our compensation to that of other companies annually. We use the Compensation Planning and Executive Compensation Surveys, an annual study of U.S. businesses, produced by the Hay Group, for such comparisons. Specifically for the majority of salaried positions from entry level to the CEO, we compare ourselves to the Hay Group General Industry Benchmark, a cross-section of U.S. industrial companies, focusing on those with annual revenues under $1 billion. Our goal is to have the total of base pay, and short- and long-term incentive compensation result in total direct compensation on a par with the median total direct compensation of the Hay Group’s competitive benchmark if annually established target levels of performance at the Company and business segment level are achieved.
Base Pay
     Base pay salary ranges for each position, including NEOs, are set under the Hay Group job evaluation system which measures required skills and responsibilities. We try to set our base pay salary range for executive positions to fall in the bottom 25th-50th percentile of our benchmark groups.
     In 2006, all NEOs and other executives received base salary increases that included a merit and promotional component. Promotional increases were based on the results of executive job evaluations conducted by a Hay Group, Inc. Senior Consultant and compared to industry benchmarks. However, internal equity considerations as determined by the job evaluation criteria were the primary input used to make decisions regarding base pay, which also impacted the levels of short-term and long-term compensation opportunity for each affected NEO.
     Following is 2006 base salary and the dollar and percentage change from 2005 base salaries. A change in pay cycle occurred in early 2006 that resulted in a one-time 5 day pay deferral into the following year. This had the impact of understating 2006 base salary by approximately 3.8% for all NEOs.

	Base Salary
	2006	Change from 2005	% increase

Michael J. Anderson	$415,385	$28,718	7.4%
Richard R. George	$184,616	$5,449	3.0%
Gary L. Smith	$184,616	$5,449	3.0%
Dennis J. Addis	$221,154	$13,654	6.6%
Harold M. Reed	$230,769	$20,186	9.6%
Rasesh H. Shah	$240,385	$27,885	13.1%
Bonus, Performance Targets & Thresholds
     We believe that our bonus plan (which we call the Management Performance Plan or MPP) encourages sound investment decisions, prudent asset management and profitable segment and Company performance.
     Our executive incentive pay programs set annual income targets and thresholds for each of the Company’s five business groups (Grain & Ethanol, Rail, Plant Nutrient, Retail and Turf & Specialty) and the total Company. The development of targets begin with the pretax income objectives for various types of permanent assets employed in each business unit — working capital, property, plant & equipment, leased facilities and equipment, and other non-current assets, such as equity investments in affiliates. By multiplying a business’ permanent asset balances by our target returns on investment, we produce an initial pretax “formula” in order to calculate income target and threshold objective. Generally, threshold is the level that must be achieved before any incentive compensation can be earned and target is the level at which incentive compensation will equal the targeted competitive level of compensation discussed above under Benchmarking.
     Each business unit’s formula target and threshold is then adjusted to add the income needed to pay for non-operating assets, company overhead expenses, and our income expectations from service or non-asset-based business activities, as well as considerations of the market value of income producing assets and industry trends. The result is our proposed income targets and thresholds for the coming year for each business unit. The CEO outlines general target parameters to the Compensation Committee for its consideration in December, with final amounts typically determined and approved at the February meeting. The Committee then makes a recommendation to the Board of Directors for their approval.
     Our bonus plan makes cash available for bonuses to executives when the Company as a whole, and their individual business groups, achieve their income thresholds. If the Company, as a whole, or the individual business unit exceeds their threshold, the amount available for bonuses will be increased proportionately. If thresholds are not met for any component, no bonuses are earned on that component. If target income is achieved, then bonus plus base salary will approximate the competitive benchmarked target level for Total Cash Compensation. Bonuses determined by formula are capped at 200% of target bonus. NEOs who are group Presidents earn 75% of their bonus on their individual group performance and 25% on overall Company performance. The other NEOs earn 100% of their bonus based on Company performance.
     Finally, the CEO is granted the discretionary ability to further increase bonuses, within parameters approved by the Compensation Committee, based on his evaluation of an individual’s performance, and other extenuating factors he deems appropriate.
     In 2006, the Company’s pretax income after a downward adjustment for one time or unusual gains and losses exceeded our target by 18%. Bonus availability was adjusted upwards accordingly. In each of the past three years, the Company’s performance has exceeded target resulting in above target bonuses. For 2003 the Company met the threshold, but didn’t reach the target. Individual business groups for the NEOs had the following results:

	Grain & Ethanol	Plant Nutrient	Rail

2006	Exceeded target	Met threshold	Exceeded target
2005	Exceeded target	Exceeded target	Exceeded target
2004	Exceeded target	Exceeded target	Exceeded target
2003	Met threshold	Exceeded target	Met threshold
     Following are the 2006 MPP payouts as well as the increase or decrease from 2005 for each of the NEOs:

	MPP
	2006	Change from 2005

Michael J. Anderson	$400,000	$50,000
Richard R. George	125,000	35,000
Gary L. Smith	135,000	25,000
Dennis J. Addis	100,000	(100,000)
Harold M. Reed	205,000	30,000
Rasesh H. Shah	225,000	(65,000)
     The Compensation Committee also approves additional discretionary amounts for NEOs and other executives which, when added to the formula based MPP payment, comprise the individual’s total annual bonus as displayed above. The aggregate pool of funds available for the discretionary portion of the total annual bonus is determined by the extent to which the Company has actual pretax income. Once the aggregate discretionary pool amount is determined, the CEO recommends the specific amounts paid to individual NEOs and other executives to the Compensation Committee, based on his assessment of their business group and individual performance. In 2006, the aggregate discretionary payments approved by the Compensation Committee amounted to approximately 28% of the total MPP payment for all participants.
Equity Grants
     Equity is issued to our executives under the Company’s long-term compensation (“LTC”) plan. To do this, we establish a target LTC amount for each executive position. We initially target long-term compensation to be an amount which, when combined with our base pay and bonus, brings the aggregate of NEO compensation approximately to the median levels reported in the Hay Group survey.
     As with cash bonuses, the amount of equity granted depends upon the Company’s achievement of its target income objectives – if the Company exceeds targeted income, then the LTC will be proportionately increased. If the Company fails to achieve targeted income, then the LTC will be proportionately reduced. Also similar to the bonus plan, the CEO is granted the discretionary ability to further increase or reduce equity grants, within parameters set by the Compensation Committee, based on his evaluation of an individual’s performance, and other extenuating factors he deems appropriate.
     Prior to 2005, executives were granted traditional non-qualified stock options exclusively. This was changed in 2005 to two separate types of equity-based grants called Stock Only Stock Appreciation Rights (“SOSARs”) and Performance Share Units (“PSUs”). The Compensation Committee established the current mix of awards at 25% PSUs and 75% SOSARs.
     SOSARs are financial awards paid in shares of Company stock. The number of shares is determined by the growth in the Company’s stock price over a period of time. A number of SOSAR shares are hypothetically granted to each executive. If the Company’s stock price increases, then the gain represented by that hypothetical number of shares is then issued in the form of shares. SOSARs provide an economic benefit to the executive virtually identical to that of a traditional stock option, but offer some distinct advantages to both the executive and the Company. By delivering shares based on the appreciation of our stock price, fewer shares are issued than in traditional stock option plans. This results in a lower stock dilution impact than stock options. SOSARs also have the advantage of reducing the number of authorized shares required to be maintained by the Company. The current accounting treatment of SOSARs is identical to traditional options. Under current tax rules, SOSARs are taxed at exercise, just like options. SOSARs also facilitate equity ownership by providing executives with built-in financing. For these reasons, we plan to continue using SOSARs instead of traditional options, assuming no significant changes to their tax and accounting treatment.
     PSUs are grants of stock based on the achievement of specific financial goals. Each year, a maximum number of PSUs is established for specific executive positions which are then available to be earned by financial performance. Our PSUs are earned in increments over a multi-year period by achievement of cumulative Earnings Per Share (“EPS”) targets. PSUs provide the same advantages as restricted stock in that they require fewer shares than stock options to deliver equivalent compensation. Unlike restricted stock, which requires only continued service to be earned by the executive, PSUs provide a strong performance link since shares are only delivered if performance goals are achieved. Dividends are earned on PSUs in the form of additional units payable at the end of the performance period.
     We believe the use of SOSARs and PSUs create long-term incentives that balance the goals of growing stock price, and strong Company earnings.
     The number of equity awards available to be granted is determined by dividing the adjusted LTC target value by our estimate of the likely fair market value of the award on the date of grant. In 2006, the Compensation Committee approved the number of grants to be awarded on the fixed grant date of April 1 at their February meeting. The actual exercise price is the closing price on the day before the grant date. For 2007, the Compensation Committee has determined that the grant date will be the first day of the month following the Compensation Committee meeting at which the grants are approved.
     We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation. We do not grant equity to new hires on their start dates, or at any other time during the year. However, new non-employee members of the Board of Directors do receive options when they join the Board. For such new Directors, the grant date is the date the new director is appointed or elected, and the option exercise price is the closing price on the grant date.
     Following is the combined fair value of the equity grants made under the long-term compensation plan and the change from the prior year for NEOs. The value below is computed in accordance with Statement of Financial Accounting Standard 123(R), “Share Based Payment,” using a Black-Scholes model and assumptions as described in Note 9 to the Company’s audited financial statements included in the Annual Report on Form 10-K.

	LTC (Value)
	2006	Increase from 2005

Michael J. Anderson	$823,733	$434,693
Richard R. George	$111,083	$57,567
Gary L. Smith	$111,083	$57,567
Dennis J. Addis	$316,821	$166,811
Harold M. Reed	$353,196	$218,706
Rasesh H. Shah	$413,821	$279,331
     The amount of long-term compensation granted to NEOs is also determined by the ratio of adjusted pretax income to target pretax income for prior year. As described above the ratio for 2005 was 109%. Therefore, the performance adjusted amount of target long-term compensation for each NEO was 109% of the target long-term compensation for their position. Based on specific individual performance considerations, the CEO proposed grants that modified the number of grants adjusted on the basis of corporate pretax income. Our 2007 equity grants will be based on the previously described ratio of adjusted pretax income to target pretax income for 2006, which was 118%.
Stock Ownership and Retention Policy
     Our Board has adopted a stock ownership and retention policy that applies to all employees who receive equity compensation. The policy is intended to align the interests of Directors, executives and other managers with the interests of the Company’s shareholders by ensuring that executives maintain significant levels of stock in the Company throughout their careers. Our policy specifies both a minimum number of shares that must be owned (the number varies by position), as well as a percentage of additional shares which must be retained as further shares are acquired under the long-term compensation plans. All participants are required to retain at least 75% of the net shares acquired through the plan until their minimum shareholding level is achieved. Thereafter, they are required to retain 25% of the future net shares which they acquire, subject to a maximum retention requirement of two times their established minimum. The current minimum shareholding requirement for the CEO is 70,000 shares, for a Group President 20,000 shares, and for a Vice President 9,000 shares.
Impact on Executive Compensation from Restatement of Financials
     The CEO and chief financial officer may be required to reimburse the Company bonuses, or other incentive-based or equity-based compensation, and profits from securities sales following certain financial restatements resulting from misconduct in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.
Post-Termination Compensation/Retirement Programs
     Our overall retirement philosophy is to provide plans that are competitive, cost effective and work together with Social Security and employee savings to provide meaningful retirement benefits. Significant changes to the retirement program became effective January 1, 2007 in order to:
•	Reduce costs within an acceptable range;

•	Reduce volatility;

•	Provide competitive benefits; and

•	Recognize competitive differences between our retail and non-retail business units

     The changes to the non-retail retirement program included a modified benefit formula under the Defined Benefit Pension Plan and an increase in the employer matching contribution to the Retirement Savings & Investment Plan (the “401(k)”) to partially offset the change in the defined benefit formula. The retail Defined Benefit Pension Plan was frozen, effective December 31, 2006 and the employer matching contribution to the 401(k) was increased similarly to the non-retail program to partially offset the change with the defined benefit plan.
     There are four separate retirement programs:
•	Defined Benefit Pension Plan (DBPP) — provides lifetime benefit tied to compensation and years of service.

•	Supplemental Retirement Plan (SRP) — works in conjunction with DBPP to restore benefits to employees that would otherwise be lost due to statutory limitations applied to the DBPP.

•	Retirement Savings & Investment Plan (401(k)) — promotes employee savings for retirement, with Company matching on a portion of the savings.

•	Deferred Compensation Plan (DCP) — works in conjunction with 401(k) to provide additional elective deferral opportunities to key executives.
Post-Retirement Medical Benefits
     We have a Retiree Health Care Plan that provides post-retirement medical benefits to all eligible full-time employees as of December 31, 2002. The Plan is not available to those individuals hired after January 1, 2003. There are no benefit differences under this Plan between executives and non-executives.
Post-Employment Contracts
     We have not entered into any agreements or contracts with our key management that require us to provide compensation to our CEO or other executives in the event of a termination of employment or a change in control of the Company. We have historically provided a uniform severance plan for all employees, including executives, in the event of job elimination. Certain vesting periods under our long term incentive (equity) plans may accelerate under certain termination and change of control situations.

Summary Compensation Table
     The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal year ended December 31, 2006. The Company has not entered into any employment agreements with the NEOs.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
						Non-	Pension Value
						Equity	and
						Incentive	Nonqualified
						Plan	Deferred	All Other
				Stock	Option	Compen-	Compensation	Compen-
Name and		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Position (1)	Year	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)

Michael J. Anderson President and Chief Executive Officer	2006	$415,385	$—	$135,969	$252,443	$400,000	$154,814	$10,920	$1,369,531

Richard R. George Vice President, Controller and CIO	2006	184,616	—	18,345	34,440	125,000	56,989	7,627	427,017

Gary L. Smith Vice President, Finance and Treasurer	2006	184,616	5,000	18,345	82,208	135,000	87,465	8,367	521,001

Dennis J. Addis President, Plant Nutrient Group	2006	221,154	—	52,773	91,083	100,000	90,332	8,498	563,840

Harold M. Reed President, Grain & Ethanol Group	2006	230,769	5,000	52,773	104,724	205,000	48,657	8,530	655,453

Rasesh H. Shah President, Rail Group	2006	240,385	—	52,773	135,430	225,000	125,190	8,561	787,339

(1)	NEOs include the CEO, Vice President, Controller and CIO and Vice President, Finance and Treasurer who certify the annual and quarterly reports we file with the SEC. The Company is not structured with one CFO, therefore, we have three certifying officers. The remaining three NEOs are the three next highest paid executive officers.

(2)	Salary for Rasesh H. Shah and Gary L. Smith includes voluntary deductions for the Company’s qualified Section 423 employee share purchase plan which is available to all employees. The amounts withheld for 2006 were $23,998 and $5,993, respectively. Due to an option component in the plan, there is expense recognized under FAS123(R) which is included in the Option Awards column.

(3)	Annual bonus is delivered through a formula-based incentive compensation program and included in column (g). These amounts were awarded for performance on specific projects and were made at the discretion of the CEO.

(4)	Represents the 2006 expense for PSUs granted April 1, 2005 and April 1, 2006 and recognized under FAS123(R) and computed in accordance with the assumptions as noted in Note 9 to the Company’s audited financial statements included in Form 10-K, Item 8. We expect to issue the maximum award under this grant for each of the 2005 and 2006 grant.

(5)	Represents the 2006 expense for SOSARs granted on April 1, 2006 and non-qualified stock options (“NQOs”) granted on April 1, 2005 recognized under FAS123(R) and computed in accordance with the assumptions as noted in Note 9 to the Company’s audited financial statements included in Form 10-K, Item 8. For Rasesh H. Shah and Gary L. Smith, amounts shown also represent the FAS 123R expense for the fair value of an option component in the employee share purchase program (“ESPP”). Assumptions for the ESPP are also located in Note 9 to the Company’s audited financial statements.

(6)	Represents the 2006 Management Performance Plan payout earned for each NEO as previously described. Approximately 70-75% of the award is based on specific results of the NEO’s formula program with the remainder an award of a portion of the Company “discretionary” pool which is also created through a formula. Overall awards (individual formula plus awards from the discretionary pool) are approved by the Compensation Committee.

(7)	Represents the change in the NEO’s accumulated benefit obligation during 2006. Defined benefit plans include the DBPP and SRP. See note 11 to the Company’s audited financial statements included in Form 10-K, Item 8 for information about assumptions used in the computation of the defined benefit plans. The deferred compensation plan is a voluntary plan allowing for deferral of compensation for officers and highly compensated employees in excess of the limits imposed by the Internal Revenue Service under the Company’s 401(k) plan. Earnings on the deferred compensation are based on actual earnings on mutual funds held in a Rabbi trust owned by the Company and don’t include any above market returns.

(8)	Represents the Company-match contributed to defined contribution plans (401(k) and DCP) on behalf of named executive, life insurance premiums paid by the Company for each of the named executives, service awards and the dollar value of dividend equivalents accrued on expected performance share unit awards earned during the year. These dividend equivalents will be cumulated and converted into additional shares at the end of the performance period.

Grants of Plan-Based Awards
     During 2006, we granted awards to our NEOs pursuant to the 2005 Long-Term Performance Compensation Plan. Information with respect to each of the awards, including estimates regarding payouts during the relevant performance period under each of these awards on a grant by grant basis, is set forth below.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
										All Other
									All	Option		Grant
									Other	Awards:		Date
									Stock	Number		Fair
			Estimated Future Payouts Under			Estimated Future Payouts			Awards:	of	Exercise	Value of
			Non-Equity Incentive Plan			Under Equity Incentive Plan			Number	Securities	or Base	Stock
			Awards (1)			Awards(2)			of Shares	Under-	Price of	and
		Date of			Maxi-			Maxi-	of Stock	lying	Option	Option
	Grant	Board	Threshold	Target	mum	Thres-	Target	mum	or Units	Options	Awards	Awards
Name	Date	Action	($)	($)	($)	hold (#)	(#)	(#)	(#)	(#)(3)	($)(4)	($)

Michael J. Anderson	4/1/06	2/24/06	$82,350	$274,501	$549,000	742	3,710	7,420	—	44,000	$39.115	$823,733

Richard R. George	4/1/06	2/24/06	21,600	72,001	144,000	98	490	980	—	6,000	39.115	111,083

Gary L. Smith	4/1/06	2/24/06	21,600	72,001	144,000	98	490	980	—	6,000	39.115	111,083

Dennis J. Addis	4/1/06	2/24/06	34,410	114,700	229,400	314	1,570	3,140	—	16,000	39.115	316,821

Harold M. Reed	4/1/06	2/24/06	34,410	114,700	229,400	314	1,570	3,140	—	19,000	39.115	353.196

Rasesh H. Shah	4/1/06	2/24/06	34,410	114,700	229,400	314	1,570	3,140	—	24,000	39.115	413,821

(1)	Amounts listed for the non-equity incentive compensation plan represent the individual formula maximum, target and threshold under the MPP program. The program also provides for an additional amount up to 25-30% of the overall pool which is subject to and funded by Company earnings. This discretionary pool is available for award to all plan participants. Determination of this award component is made by the President and CEO and approved by the Compensation Committee. The President and CEO’s discretionary award is determined by the Compensation Committee. As noted previously, the Company has elected to limit base salaries and place more compensation dollars “at risk” which may be earned in this incentive program. The thresholds and targets for each business unit and the total Company are presented by the Company for each NEO (and their business group) and are approved by the Board in its December meeting prior to the beginning of the plan year.

(2)	Equity awards are PSUs which will be awarded based on the three year cumulative diluted EPS for the years 2006-2008. The maximum award in column (h) is made at 14% growth in this measure from a 2006 baseline diluted EPS of $1.50 with a threshold award (column (f)) at 3% growth.

Cumulative diluted EPS for years ended 2006-2008 must equal a minimum of $4.775 to trigger the minimum award and the maximum award will be issued if $5.88 is attained. These awards require employment at the end of the performance period except in the case of death, permanent disability, retirement or termination without cause as a result of a sale of the business unit. If an employee meets one of these exceptions and if the award triggers at the end of three years, the grantee will receive a pro rata award. At the end of the three year performance period, the appropriate number of shares will be issued along with additional shares representing equivalent dividends paid to shareholders during the period.

(3)	Option awards are SOSARs that vest after three years of service. After the vesting period ends, the holder has up to two years to exercise the option at which point the appreciation (or aggregated gain) in the number of SOSAR shares granted is delivered in the form of stock to the holder. Vesting is accelerated in the event of death, permanent disability, retirement or termination of employment due to the sale of a business unit. If vesting is accelerated, there is a one year window in which to exercise.

(4)	Exercise price is equal to the closing price of the shares on the day prior to the grant date. For all 2006 awards (dated April 1, 2006) it was $39.115 (after adjustment for the stock split on June 28, 2006). As April 1 was a Saturday and the market was closed, the closing price on April 3, 2006 (the next open market date) was $39.00 (after adjustment for the stock split).

Outstanding Equity Awards at Fiscal Year-End
     The following table summarizes equity awards granted to our NEOs that were outstanding at the end of fiscal 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
			Option Awards				Stock Awards
									Equity
								Equity	incentive
								incentive	plan
								plan	awards:
								awards:	market or
			Equity					number of	payout
			incentive					unearned	value of
	Number of	Number of	plan awards:			Number	Market	shares,	unearned
	securities	securities	number of			of shares	value of	units or	shares,
	underlying	underlying	securities			or units	shares or	other	units or
	un-	unexercised	underlying			of stock	units of	rights that	other
	exercised	options (#)	unexercised	Option	Option	that have	stock that	have not	rights that
	options (#)	unexercisable	unearned	exercise	expiration	not	have not	vested	have not
Name	exercisable	(1)	options (#)	price ($)	date	vested	vested ($)	(#)(2)	vested ($)

Michael J. Anderson	5,142	—	—	$4.4375	1/1/2008	—	—	—	—
	20,000	—	—	$5.0000	1/1/2012	—	—	—	—
	70,000	—	—	$6.3500	1/1/2008	—	—	—	—
	67,000	—	—	$7.9835	1/1/2009	—	—	—	—
	42,000	18,000	—	$15.5000	4/1/2010	—	—	—	—
	—	44,000	—	$39.1150	4/1/2011	—	—	—	—
	—	—	—	—	—	—	—	10,080	$427,291
	—	—	—	—	—	—	—	7,420	$314,534

Richard R. George	10,600	—	—	$6.3500	1/1/2008	—	—	—	—
	9,600	—	—	$7.9835	1/1/2009	—	—	—	—
	5,740	2,460	—	$15.5000	4/1/2010	—	—	—	—
	—	6,000	—	$39.115	4/1/2011	—	—	—	—
	—	—	—	—	—	—	—	1,400	$59,346
	—	—	—	—	—	—	—	980	$41,542

Gary L. Smith	10,600	—	—	$6.3500	1/1/2008	—	—	—	—
	9,600	—	—	$7.9835	1/1/2009	—	—	—	—
	5,740	2,460	—	$15.5000	4/1/2010	—	—	—	—
	—	6,000	—	$39.115	4/1/2011	—	—	—	—
	—	—	—	—	—	—	—	1,400	$59,346
	—	—	—	—	—	—	—	980	$41,542

Dennis J. Addis	14,400	—	—	$6.3500	1/1/2008	—	—	—	—
	25,000	—	—	$7.9835	1/1/2009	—	—	—	—
	14,700	6,300	—	$15.5000	4/1/2010	—	—	—	—
	—	16,000	—	$39.115	4/1/2011	—	—	—	—
	—	—	—	—	—	—	—	3,420	$144,974
	—	—	—	—	—	—	—	3,140	$133,105

Harold M. Reed	24,000	—	—	$6.3500	1/1/2008	—	—	—	—
	23,000	—	—	$7.9835	1/1/2009	—	—	—	—
	14,700	6,300	—	$15.5000	4/1/2010	—	—	—	—
	—	19,000	—	$39.115	4/1/2011	—	—	—	—
	—	—	—	—	—	—	—	3,420	$144,974
	—	—	—	—	—	—	—	3,140	$133,105

Rasesh H. Shah	25,000	—	—	$7.9835	1/1/2009	—	—	—	—
	17,500	7,500	—	$15.5000	4/1/2010	—	—	—	—
	—	24,000	—	$39.115	4/1/2011	—	—	—	—
	—	—	—	—	—	—	—	3,420	$144,974
	—	—	—	—	—	—	—	3,140	$133,105

(1)	Unvested non-qualified options with an expiration date of April 1, 2010 will vest on April 1, 2007. Unvested SOSARs with an expiration date of April 1, 2011 will vest on April 1, 2009.

(2)	Equity incentive plan awards that have not vested represent PSUs as described previously. These amounts represent the maximum award for each tranche with performance periods ending January 1, 2008 and January 1, 2009, respectively. The market value for these grants is based on a December 31, 2006 market price of $42.39.
Option Exercises and Stock Vested
     With respect to the NEOs, the following table provides information concerning stock options that were exercised during fiscal 2006. No other stock awards vested during fiscal 2006.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares
	Acquired on	Realized on	Acquired on	Value Realized on
Name	Exercise (#)(1)	Exercise ($)	Vesting (#)	Vesting ($)

Michael J. Anderson	36,761	$2,517,217	—	—
Richard R. George	4,200	264,213	—	—
Gary L. Smith	3,500	175,875	—	—
Dennis J. Addis	12,300	876,849	—	—
Harold M. Reed	10,000	761,940	—	—
Rasesh H. Shah	18,000	716,460	—	—

(1)	All exercises in 2006 were non-qualified options issued in 2003 and prior periods.
Pension Benefits
     The Company also maintains a Pension Committee, not comprised of independent directors. The Board has delegated its authority to perform certain administrative, regulatory, and fiduciary duties required of management as plan sponsor to the Pension Committee. The Pension Committee acts as the Plan Administrator for the Defined Benefit Pension Plan, Supplemental Retirement Plan, Retirement Savings and Investment Plan, Deferred Compensation Plan, and the Employee Share Purchase Plan.
     The retirement benefit for service through December 31, 2006 is a life annuity beginning at age 65 equal to 1.0% of average compensation plus 0.5% of average compensation in excess of Social Security Covered Compensation (a 35-year average of the Social Security wage bases), multiplied by the applicable years of service. The calculation of average compensation is based on the highest compensation earned in five years of employment up to and including 2011. Benefits accrued prior to January 1, 2004 are available as a lump sum or an annuity. Benefits accrued after January 1, 2004 are required to be taken in an annuity.
     For service after December 31, 2006, non-retail employees will receive a retirement benefit of 1% of compensation earned in each applicable year of service. A year of service is generally 1,000 or more hours worked during a calendar year.
     Compensation is defined as total wages, salary, bonuses, commissions and overtime pay. For the qualified plan, compensation for the year is capped at the statutory limit for the applicable year under Section 401(a)(17) of the Internal Revenue Code. For the non-qualified plan, compensation is not capped.

This results in a combined payout (from both plans) equal to a payout under the qualified plan as if there were no Internal Revenue Code cap.
     Early retirement can be elected as early as age 55 with 10 years of service. The retirement benefit is the benefit as stated above, reduced by 0.5% for each month retirement precedes age 65. Of the NEOs, Michael J. Anderson, Richard R. George and Gary L. Smith are eligible for early retirement benefits.
     The table below shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under each of the Defined Benefit Pension Plan (“DBPP”) and the Supplemental Retirement Plan (“SRP”) determined using interest rate and mortality rate assumptions consistent with those used in the Company’s audited financial statements.

(a)	(b)	(c)	(d)	(e)
		Number of	Present value	Payments
		years credited	of accumulated	during last
Name	Plan Name	service (#)(1)	benefit ($)(2)	fiscal year ($)

Michael J. Anderson	DBPP	19	$309,232	—
	SRP	19	640,009	—
Richard R. George	DBPP	19	342,600	—
	SRP	19	69,677	—
Gary L. Smith	DBPP	19	442,629	—
	SRP	19	90,900	—
Dennis J. Addis	DBPP	19	286,278	—
	SRP	19	192,335	—
Harold M. Reed	DBPP	23	274,471	—
	SRP	23	265,608	—
Rasesh H. Shah	DBPP	22	290,407	—
	SRP	22	225,764	—

(1)	Plans were instituted in 1984 for non-partners of the predecessor partnership of the Company. Former partners entered the plan in 1988. All listed have years of service in excess of the listed years of credited service. Credited service is the number of years in which 1,000 hours of service are earned subsequent to plan entry date.

(2)	Present value of accumulated benefits calculated by discounting the currently accumulated benefit payable at normal retirement age under the normal annuity form. This discounting uses a discount rate of 5.80% and the RP2000 Mortality Table projected to 2010. If the NEOs above were to elect lump sum payouts for all eligible benefit, the present value of accumulated benefit would increase by the following amounts:

Name	DBPP	SRP

Michael J. Anderson	$60,776	$154,562
Richard R. George	55,850	15,182
Gary L. Smith	57,505	15,492
Dennis J. Addis	53,036	49,590
Harold M. Reed	70,970	81,917
Rasesh H. Shah	57,712	64,487

Nonqualified Deferred Compensation
     The Company provides a non-qualified deferred compensation program for employees whose Retirement Savings Investment Plan (“401(k)”) plan contributions are limited by Internal Revenue Service regulations. This program mimics the 401(k) sponsored by the Company in that participants may select investment options that result in returns equivalent to the investment options. The plan assets are held in a Rabbi Trust on the Company’s balance sheet and a liability is included for the compensation deferred by employees. Currently, eligible employees may defer up to 30% of their base salary and up to 50% of their bonus. Set forth below is a table with the NEOs’ information for the plan for 2006:

(a)	(b)	(c)	(d)	(e)	(f)
		Registrant	Aggregate	Aggregate
	Executive	contributions	earnings in	withdrawals /	Aggregate
	contribution	in last FY ($)	last FY ($)	distributions	balance at
Name	in last FY ($)	(1)	(1)	($)	last FYE ($)

Michael J. Anderson	$12,461	$60	$30,771	$—	$251,473
Richard R. George	14,585	2,735	7,489	—	77,149
Gary L. Smith	2,300	150	43,953	—	328,147
Dennis J. Addis	100,000	3,000	11,839	1,904	121,426
Harold M. Reed	—	—	232	—	1,540
Rasesh H. Shah	67,539	404	25,112	—	342,367

(1)	The registrant contributions above are included in the Summary Compensation Table as part of “All Other Compensation.” As the investments are made in mutual funds, none of the earnings are above-market and are therefore not included in the Summary Compensation Table.
Termination / Change in Control Payments
     The Company does not have employment contracts or contractual payment liabilities to its NEOs and other employees upon termination or change in control with the exception of the vesting of equity awards specifically mentioned previously. It does, however, typically, make severance payments in the event of position elimination. These payments are generally equal to one year of compensation or less, depending on the number of years of service. In any event, there is no contractual requirement to pay severance. Health insurance continuation policies for termination are first covered through the severance period equivalent to active employees and then based on the COBRA rules.
     If an NEO was terminated on December 31, 2006 due to death, permanent disability, retirement (early or normal) or involuntarily without cause as a result of a sale of his business unit, the applicable officer could be entitled to accelerated vesting of his outstanding stock options, SOSARs or PSUs, as the case may be, as set forth opposite their name in the table below. In the event of termination for cause, all awards are immediately cancelled. Unvested awards that vest within a year following termination (for reasons other than cause) may be exercised prior to the expiration of one year after termination. All employees may exercise vested awards for up to one year after termination (for reasons other than cause).

	Stock Option (1)		SOSAR (1)		PSU(2)
	Number	Exercise	Number	Exercise	Common	Value
Name	early vested	Price	early vested	Price	Shares Issued	($)

Michael J. Anderson	18,000	$15.50	44,000	$39.115	9,193	$389,691
Richard R. George	2,460	$15.50	6,000	$39.115	1,260	53,411
Gary L. Smith	2,460	$15.50	6,000	$39.115	1,260	53,411
Dennis J. Addis	6,300	$15.50	16,000	$39.115	3,327	141,032
Harold M. Reed	6,300	$15.50	19,000	$39.115	3,327	141,032
Rasesh H. Shah	7,500	$15.50	24,000	$39.115	3,327	141,032

(1)	Immediate vesting of unvested awards with one year to exercise.

(2)	Vesting of each tranche of PSUs occurs after the end of the respective three year performance period (which determines the number of shares awarded). NEOs who have separated then earn a pro rata share of their total award based on the number of months actually worked in the 3 year period. The PSUs in the table above include two grants – one which has one year remaining in the performance period and the other which has two years remaining. The common shares listed in the table above represent two thirds of the 2005 grant and one third of the 2006 grant. The award above assumes that both grants trigger at their maximum and the value is derived using the December 31, 2006 market price of $42.39.
Director Compensation
     The following description of director compensation reflects the current program approved by the Board of Directors in August 2006.
     Directors who are not employees of the Company receive an annual retainer of $28,000. Committee chairpersons each receive an additional retainer as follows: Audit Committee chair $6,000 annually, Compensation Committee $3,000 annually, and Nominating / Governance Committee $3,000 annually. The lead director also receives a $5,000 additional retainer annually. Directors may elect to receive their retainers in cash, common shares or, in limited circumstances, the compensation may be deferred.
     Non-employee directors receive $1,500 per full board meeting they attend in person ($1,000 for telephonic attendance). Committee meetings are paid at $1,250 for the Audit Committee, $1,000 for the Compensation Committee and $1,000 for the Nominating / Governance Committee. Telephonic attendance is paid at one half of the full meeting fee. Additional compensation may be paid to individual directors for work requiring time and effort beyond what is normally expected to prepare for and attend Board and Committee meetings – see note (4) below relating to Charles A. Sullivan. Richard P. Anderson and Thomas H. Anderson received additional retainers in 2006 of $77,500 and $52,500, respectively, for business consulting and advisory services. These additional retainers were over and above the $22,500 board retainer in effect at the time.
     Directors receive an annual equity grant (SOSAR) with a fair value approximately equal to $35,000. Directors also have an equity ownership guideline of 4,000 shares. Until reaching this ownership level, they are required to retain 75% of the shares issued through equity grants by the Company.
     Michael J. Anderson is the only employee director. He receives no additional compensation for his directorship. Thomas H. Anderson passed away in November 2006. Directors appointed to the Board receive a pro rata annual retainer and equity grant. Richard P. Anderson receives retiree health coverage comparable to other retirees. Paul M. Kraus receives retiree health coverage due to his wife’s position as one of the original partners of the predecessor partnership. In each case, the director is responsible for payment of premium comparable to other qualified retirees that elect coverage.
     Fees and stock awards below include payments made under the fee schedule described above as well as fees paid under prior fee schedules (as described in the proxy statement for the Annual Meeting held in May 2006). For annual retainers, the amounts were pro-rated from the Board approval date of August 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
				Non-	pension value
	Fees			equity	and	All
	earned			incentive	nonqualified	other
	or paid	Stock	Option	plan	deferred	compen
	in cash	awards	awards	compen-	compensation	-sation
Name	($)(1)	($)(2)	($)(3)	sation ($)	earnings ($)	($)(4)	Total ($)
Richard P. Anderson	$100,000	—	65,252	—	—	$1,814	$167,066
Thomas H. Anderson	75,000	—	85,845	—	—	—	160,845
John F. Barrett	37,583	—	35,829	—	—	—	73,412
Robert J. King, Jr.	38,583	—	36,883	—	—	—	75,466
Paul M. Kraus	38,083	—	35,829	—	—	—	73,912
Donald L. Mennel	18,000	32,602	35,829	—	—	—	86,431
David L. Nichols	40,333	—	35,829	—	—	—	76,162
Sidney A. Ribeau	40,584	—	35,829	—	—	—	76,413
Charles A. Sullivan	16,250	34,242	35,829	—	—	24,000	110,321
Jacqueline F. Woods	15,000	27,104	35,829	—	—	—	77,933

(1)	Sidney A. Ribeau deferred one half of his retainer, or $13,542, into the Company’s deferred compensation program. This deferral is included in the cash paid column above.

(2)	Stock awards above represent the value of retainers paid through the issuance of common stock in lieu of cash.

(3)	The fair value of the 2006 SOSAR grant was $80,025 computed in accordance with the assumptions as noted in Note 9 to the Company’s audited financial statements included in the Form 10-K, Item 8. The expense above includes the 2006 expense for this grant as well as expense recognized in 2006 (in accordance with FAS 123(R)) for the 2005 grant of NQOs. Richard P. Anderson also received a grant of PSUs in 2005 as he was still employed by the Company at that time. The 2006 expense for this PSU grant is included above for him. Outstanding equity awards for non-employee directors at December 31, 2006 are as follows:

Name	Outstanding Option Awards	Outstanding Stock Awards
Richard P. Anderson	102,376	3,000
Thomas H. Anderson	12,600	—
John F. Barrett	21,000	—
Robert J. King, Jr.	8,600	—
Paul M. Kraus	21,000	—
Donald L. Mennel	21,000	—
David L. Nichols	12,600	—
Sidney A. Ribeau	20,414	—
Charles A. Sullivan	21,000	—
Jacqueline F. Woods	21,000	—

(4)	All other compensation for Charles A. Sullivan includes $24,000 paid in 2007 for his work in 2006 on certain real estate transactions as described previously. All other compensation for Richard P. Anderson represents the dollar value of dividend equivalents on expected performance share units earned during the year. These dividend equivalents will be cumulated and converted into additional shares at the end of the performance period.
Other Information
Shareholder Proposals for 2008 Annual Meeting
     The Secretary of the Company must receive shareholder proposals for consideration at the 2008 annual meeting no later than December 31, 2007. This deadline is necessary in order for the proposal to be considered for inclusion in the Company’s 2008 proxy materials.
Additional Information
     This proxy information is being mailed with the Company’s December 31, 2006 Summary Annual Report to Shareholders including the Annual Report on Form 10-K. You may obtain additional copies of the Company’s Annual Report on Form 10-K free of charge upon oral or written request to the Secretary of the Company at 480 West Dussel Drive, Maumee, Ohio 43537. You may also obtain a copy of this document at the Securities and Exchange Commission’s Internet site at http://www.sec.gov. We expect that it will be filed on or about March 16, 2007.
     The proxies being solicited are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company.
     Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope or register your vote by phone or internet as soon as possible.

By order of the Board of Directors

/s/Naran U. Burchinow

Naran U. Burchinow
Secretary

Appendix A
The Andersons, Inc.
Audit Committee Charter
The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal control which management has established, the corporate accounting and reporting practices, and the internal and external audit processes. Additionally, the Committee is to provide an open avenue of communication between management, the independent auditors, the internal auditors, and the Board of Directors.
Composition of the Audit Committee
The Audit Committee shall be comprised of three or more independent directors, who are free from any relationship that in the opinion of the Board would interfere with their independence. All members of the Committee shall have a working familiarity with basic finance and accounting practices. The members and Chairman of the Committee shall be elected and the Audit Committee Financial Expert designated at the annual organizational meeting of the Board.
Meetings to be Held
The Committee shall meet at least four times annually. During at least three of these meetings, separate executive sessions will be held with the independent auditors, management, and the audit manager to discuss any matters that the Committee or each of these groups believe should be discussed privately. Further, the Committee shall meet with the members of the disclosure committee at least annually.
In addition to the aforementioned meetings, the Chairman of the Committee, or his or her designee, shall participate in the quarterly financial review meetings held with management and the independent auditors.
Responsibilities and Duties Related to the Independent Auditors
➢	The Committee shall be directly responsible for the appointment, compensation, retention, and oversight of the work of the independent auditor. The Committee shall consider company management’s comments and/or recommendations when performing this duty. Furthermore, the Committee shall serve as the sole authority in the discharge of any independent auditor.

➢	The Committee shall ensure that the independent auditors understand they are ultimately responsible to the Board of Directors and the Audit Committee. Also, the Committee shall ensure that the independent auditors raise all issues with the Committee as warranted.

➢	The Committee shall confirm and take appropriate action to ensure the independence of the independent auditors. A written statement of independence shall be obtained from the independent auditors on an annual basis.

➢	The Committee shall meet with the independent auditors and management to review the scope of the proposed audits for the current year and the audit procedures to be utilized. Then, at the conclusion of each audit, review any comments or recommendations of the independent auditors and inquire about any restrictions imposed on the scope of the audit or access to required information.

➢	The Committee shall ensure it understands the independent auditor’s views on the company’s accounting policies, whether they have been consistently applied and that the accounting information contained within is accurate.

➢	The Committee shall review and discuss the financial statements contained in the annual and quarterly reports with both the independent auditors and management, and determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders and others.

➢	The Committee shall review and pre-approve all non-audit services to be provided by the independent auditors. As part of this process, the Committee shall consider if audit services to be provided will still allow the auditor to remain independent.
Responsibilities and Duties Related to the Internal Auditors
➢	The Committee shall review the proposed audit plans each year, and continually monitor the Internal Audit Department’s performance against that plan.

➢	The Committee shall review the internal audit function of the corporation including the independence and authority of its reporting obligations and the qualifications of the department employees. Furthermore, the Committee shall review the reasoning behind the discharge or transfer of any internal auditor.

➢	The Committee shall review and endorse the hiring and/or firing of the Internal Audit Manager and subsequently the Chairman of the Committee will be appropriately involved in performance and compensation evaluation of the Internal Audit Manager.

➢	The Committee shall confirm and assure the objectivity of the internal auditors.

➢	The Committee shall review and approve the annual Internal Audit Budget and assess the appropriateness of the resources allocated to the Internal Audit Department.

➢	The Committee shall review internal audit reports in order to be aware of any significant findings and management’s intended corrective action.

➢	The Committee shall review and approve the Charter of the Internal Audit Department.
Other Responsibilities and Duties
➢	The Committee shall review and update their charter annually and subsequently have it approved by the Board of Directors.

➢	The Audit Committee shall require that the Board of Directors evaluate the Committee’s performance and effectiveness.

➢	The Committee shall ensure that financial managers remain knowledgeable of current accounting guidelines and principles.

➢	The Committee shall inquire of management, the Internal Audit Manager, and the independent auditors about significant risks or exposures of the company, and assess the steps management has taken to minimize these risks.

➢	The Committee shall review any significant and non-routine transactions entered into by management.

➢	The Committee shall determine that the company’s Standards of Business Conduct and other policy statements are current and adequately address the risks and exposures of the company, and subsequently approve the policy on an annual basis. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

➢	The Committee shall determine that the company’s methods for obtaining, handling and reporting confidential issues related to financial reporting, auditing and fraud are appropriate and effective.

➢	The Committee shall conduct or authorize the investigation of any matter brought to its attention within the scope of its duties. The Committee shall be empowered to retain independent counsel, independent auditors and/or other professionals to assist in the conduct of any investigation, as is deemed necessary. Additionally, the Committee shall have unrestricted access to any information within the company which they request.

➢	The Committee shall review, with in-house counsel, any legal and/or regulatory matters that could have a significant impact on the organization’s financial statements.
The duties and responsibilities of each member of the Audit Committee are in addition to those duties set out for a member of the Board of Directors. It should be noted that in performing their duties and responsibilities, Committee members are entitled to rely on information, opinions, reports or statements, including but not limited to financial statements or other financial data that are prepared or presented by any of the following:
1.	One or more directors, officers, or employees of the company whom the director reasonably believes are reliable and competent in the matters prepared or presented;

2.	Counsel, independent auditors, or other persons as to matters that the director reasonably believes are within the person’s professional or expert competence;

3.	A committee of the directors upon which the director does not serve, duly established in accordance with a provision of the articles or the regulations, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

PROXY — THE ANDERSONS, INC.
NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
Location: The Andersons Inc. General Office Building, 480 W. Dussel Dr., Maumee OH 43537; 8:00 a.m. Local Time Proxy solicited by Board of Directors for Annual Meeting — May 11, 2007
Matthew C. Anderson, Dale W. Fallat, and Naran U. Burchinow, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of The Andersons, Inc. to be held on May 11, 2007 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote for the election of ten Directors to hold office for a one-year term, and for ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2007.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Important - This Proxy must be signed and dated on the reverse side. THANK YOU FOR VOTING.
IF YOU HOLD SHARES THROUGH A BROKERAGE FIRM, IN YOUR OWN NAME, OR THROUGH THE 401K, YOU MAY HAVE MORE THAN ONE PROXY TO COMPLETE.
IF VOTING BY U.S. MAIL, PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE ON OR BEFORE APRIL 27, 2007.
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 Hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
To vote using the Telephone (within U.S., Canada and Puerto Rico)
•	Call toll free 1-800-652-VOTE (8683) in the United States, Canada or Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.
To vote using the Internet
•	Go to the following web site: WWW.INVESTORVOTE.COM

•	Follow the steps outlined on the secured website.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 12:01 a.m., Central Time, on MAY 11, 2007.
THANK YOU FOR VOTING.

The Andersons, Inc.
{Name and address of shareholder]
Annual Meeting Proxy Card
A.	Proposals – The Board of directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	The Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
Michael J. Anderson	[ ]	[ ]	Richard P. Anderson	[ ]	[ ]	Dr. John F. Barrett	[ ]	[ ]
Robert J. King, Jr.	[ ]	[ ]	Paul M. Kraus	[ ]	[ ]	Donald L. Mennel	[ ]	[ ]
David L. Nichols	[ ]	[ ]	Dr. Sidney A. Ribeau	[ ]	[ ]	Charles A. Sullivan	[ ]	[ ]
Jacqueline F. Woods	[ ]	[ ]

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2007.	For [ ]	Against [ ]	Abstain [ ]
B.	Non-Voting Items
Mark this box with an X if you have made changes to your name or address details above.        [  ]
Mark this box with an X if you plan to attend the Annual Meeting.   [  ]
C.	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below
Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyy) – Please print date below.				Signature 1 – Please keep signature within the box		Signature 2 – Please keep signature within the box
[	/	/	]	[	]	[	]